Exhibit 10.2

Crestline Consultancy Ltd.

September 7, 2007

Brett Moyer

President & Chief Executive Officer

FOCUS Enhancements, Inc.

1370 Dell Avenue
Campbell, CA 95008

Dear Mr. Moyer:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms and conditions pursuant to which Crestline Consultancy Ltd., (“Crestline”) located at 5th Floor Charles House 108-110 Finchley Road London NW3 5JJ, England U.K.  shall introduce FOCUS Enhancements, Inc. (the “Company”) to one or more investors in connection with the proposed private placement (the “Placement”) of securities (the “Securities”) of the Company. The terms of such Placement and the Securities shall be mutually agreed upon by the Company and the investor(s). Crestline’s engagement under this Agreement shall be non-exclusive.

The parties hereto hereby agree that the Company shall pay to Crestline the fees and compensation set forth below if there is any financing of equity or debt (including without limitation the Placement) or other capital raising activity of the Company (a “Financing”) within 12 months of the date of this Agreement with any investors who have invested as a result of Crestline pursuant to this Agreement.  A list of such investors shall be listed on Exhibit A.

In consideration of the services rendered by Crestline under this Agreement, the Company agrees to pay Crestline the following fees and other compensation:

(a)                                  A cash fee payable immediately upon the closing of any portion of any Financing (including without limitation the Placement) and equal to 8% of the aggregate proceeds raised.

(b)                                 All amounts payable hereunder shall be paid to Crestline out of an attorney escrow account at the closing or by such other means acceptable to Crestline.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.  Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of California, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful. The Company shall indemnify Crestline against any liabilities arising under the Securities Act of 1933, as amended, attributable to any information supplied or omitted to be supplied to any investor by the Company pursuant to this Agreement.

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement.  This Agreement may be modified only in writing signed by the party to be charged hereunder.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours,

CRESTLINE CONSULTANCY LTD.

Agreed to and accepted		By:	/s/ Gary Richmond
as of the date first written above:			Name: Gary Richmond
Title: Director
FOCUS ENHANCEMENTS, INC.

By:	/s/ Gary Williams
Name: Gary Williams
Title: CFO